Exhibit 10.13

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of March 28, 2008 (the “Effective Date”), between SILICON VALLEY BANK, a California corporation (“Bank”), and ACCLARENT, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.

RECITALS

I. Borrower currently is a party to that certain other Loan and Security Agreement, dated August 19, 2005, by and between, on the one hand, Gold Hill Venture Lending 03, LP (“Gold Hill”) and Bank as the “Lenders” thereunder (collectively, the “2005 Loan Agreement Lenders”) and Silicon Valley Bank as the “Agent” thereunder (the “2005 Loan Agreement Agent”), and, on the other hand, Borrower (as amended, restated, supplemented, or otherwise modified from time to time, the “2005 Loan Agreement”). Pursuant to the 2005 Loan Agreement: (A) Bank solely in its capacity as a 2005 Loan Agreement Lender has a commitment to make certain revolving advances (or ancillary credit extensions pursuant to letter of credit, foreign exchange forward contracts, and cash management services subfacilities under such commitment) to Borrower (collectively, the “Existing Revolver Credit Extensions”) in accordance with the terms and conditions of the 2005 Loan Agreement; (B) both 2005 Loan Agreement Lenders had commitments to make certain non-revolving “Growth Capital Advances” to Borrower in accordance with the terms and conditions of the 2005 Loan Agreement, which commitments previously expired without any such Growth Capital Advances ever having been requested or funded; and (C) both 2005 Loan Agreement Lenders had commitments to make certain term loan “Equipment Advances” to Borrower (collectively, the “Existing Equipment Loans”) in accordance with the terms and conditions of the 2005 Loan Agreement, which commitments were fully funded and with respect to which the aggregate principal balance of all outstanding Existing Equipment Loans as of the date hereof is approximately $386,223.80. Pursuant to the 2005 Loan Agreement, all “Obligations” (as such term is defined therein) relating solely to the Existing Equipment Loans (collectively, the “Existing Equipment Loans Obligations”) are secured by security interests granted by Borrower to the 2005 Loan Agreement Agent and the 2005 Loan Agreement Lenders in solely the “Financed Equipment” (as such term is defined in the 2005 Loan Agreement) financed by the Existing Equipment Loans and the proceeds thereof (collectively, the “Financed Equipment Collateral”), and all “Obligations” (as such term is defined therein) other than the Existing Equipment Loans Obligations (collectively, the “Remaining Existing Obligations”) are secured by security interests granted by Borrower to the 2005 Loan Agreement Agent and the 2005 Loan Agreement Lenders in the Collateral. Each of the 2005 Loan Agreement Lenders and the 2005 Loan Agreement Agent are parties to that certain Intercreditor Agreement, dated as of August 19, 2005 (as amended, restated, supplemented, or otherwise modified from time to time, the “GH-SVB Intercreditor Agreement”) among them.

II. Concurrently herewith, each of the 2005 Loan Agreement and the GH-SVB Intercreditor Agreement are being amended in order to effect and reflect that: (A) the initial Advances made under Section 2.1.1 hereof, the initial Letters of Credit issued under Section 2.1.2 hereof, the initial FX Forward Contracts entered into under Section 2.1.3 hereof, and the initial Cash Management Services utilized under Section 2.1.4 hereof, shall repay and replace in full (or shall be deemed to do so) the respective Existing Revolver Credit Extensions then outstanding under the 2005 Loan Agreement and, from and after such repayment and replacement, the commitment of Bank solely in its capacity as a 2005 Loan Agreement Lender to make Existing Revolver Credit Extensions pursuant to the 2005 Loan Agreement shall be irrevocably terminated (collectively, the “Existing Revolver Credit Extensions Replacement”); (B) from and after giving effect to the Existing Revolver Credit Extensions Replacement, no Remaining Existing Obligations shall be outstanding under the 2005 Loan Agreement and all commitments of the 2005 Loan Agreement Lenders and the 2005 Loan Agreement Agent to hereafter extend credit to Borrower under the 2005 Loan Agreement have expired or been irrevocably terminated (it being acknowledged that the Existing Equipment Loans remain outstanding in accordance with the terms of the 2005 Loan Agreement); (C) accordingly, each of (i) Gold Hill in its capacity as a 2005 Loan Agreement Lender, and (ii) the 2005 Loan Agreement Agent solely to the extent it holds security interests for the benefit of Gold Hill as a 2005 Loan Agreement Lender, release (without recourse, representation, or warranty) their respective security interests in all Collateral (other than the Financed Equipment Collateral); (D) subject to clause (E) below, the security interests of each of (i) Bank in its capacity as a 2005 Loan Agreement Lender, and (ii) the 2005 Loan Agreement Agent solely to the extent it holds security interests for the benefit of Bank as a 2005 Loan Agreement Lender, in all Collateral (other than the Financed Equipment Collateral) are transferred to Bank hereunder and shall secure all Obligations hereunder instead of the “Obligations” under the 20005 Loan Agreement; and (E) the 2005 Loan Agreement

Lenders and the 2005 Loan Agreement Agent shall retain their respective continuing security interests in the Financed Equipment Collateral as security for solely the Existing Equipment Loans Obligations.

AGREEMENT

The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions, and all accrued and unpaid interest thereon, as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and subject to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Streamline Period. As used herein, the term “Streamline Period” means, as of any date of determination, any month for which both of the following conditions are satisfied: (i) the Adjusted Quick Ratio exceeds 1.25 : 1.00, and no Event of Default has occurred and is continuing, at all times during such month; and (ii) the Adjusted Quick Ratio exceeded 1.25 : 1.00 at all times during the 30-consecutive-day period immediately preceding such month; provided, however, that the initial Streamline Period commences on the Effective Date.

(c) Termination of Revolving Line; Repayment. Bank’s obligation under this Agreement to provide Advances and other Credit Extensions in respect of the Revolving Line shall terminate on the Revolving Line Maturity Date. The principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable on the Revolving Line Maturity Date.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account, as requested by Borrower. The aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus any Letter of Credit Reserves, may not exceed $3,000,000, subject to the Overall Ancillary Sublimit set forth in Section 2.1.5. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except as may result from Bank’s gross negligence or willful misconduct.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application. Without limiting the generality of the foregoing, any payment by Bank under or in connection with a Letter of Credit shall constitute an Advance hereunder on the date such payment is made.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding and shall be subject to the Overall Ancillary Sublimit set forth in Section 2.1.5.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $3,000,000 for all such FX Forward Contracts (the “FX Reserve”). Subject to the Overall Ancillary Sublimit set forth in Section 2.1.5, the aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.

2.1.4 Cash Management Services Sublimit. Subject to the Overall Ancillary Sublimit set forth in Section 2.1.5, Borrower may use up to $3,000,000 (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Overall Ancillary Sublimit. Anything herein to the contrary notwithstanding, the sum of the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus any Letter of Credit Reserve, plus the FX Reserve, plus the aggregate amount of Obligations in respect of Cash Management Services, shall not exceed $3,000,000 (the “Overall Ancillary Sublimit”).

2.1.6 Term Loans.

(a) Availability.

(i) On the Effective Date, Bank shall make a single term loan in the original principal amount of $3,500,000 (“Term Loan A”) pursuant to this Section 2.1.6 and subject to the satisfaction of the terms and conditions of this Agreement.

(ii) Bank shall make one or more additional term loans (individually and collectively, “Term Loan B”) available to Borrower, in the aggregate original principal amount of up to $4,000,000, during the period commencing on the Effective Date and ending on September 30, 2008 (the “Term Loan B Availability Period”), pursuant to this Section 2.1.6 and subject to the satisfaction of the terms and conditions of this Agreement. Each Term Loan B must be in an original principal amount equal to at least $1,000,000, and Bank has no obligation to make no more than 4 separate Term Loans B.

(iii) As used herein, the term “Term Loan” means, individually and collectively, Term Loan A and Term Loan B. No portion of any Term Loan may be re-borrowed after being repaid.

(b) Repayment.

(i) With respect to Term Loan A, the outstanding principal balance of such Term Loan shall be repaid by Borrower to Bank in thirty-six (36) equal monthly payments of principal, commencing on the first day of the seventh (7th) calendar month following the month in which Term Loan A is made and continuing on the first day of each subsequent month until the earliest of the following dates (the “Term Loan A Maturity Date”): (A) the date Term Loan A has been paid in full in cash; or (B) the first day of the forty-second (42nd) month after the Effective Date (such date in this clause (B), the “Scheduled Term Loan A Maturity Date”, and also a “Scheduled Term Loan Maturity Date”); (C) the date that all Obligations have become due and payable; or (D) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms. On the Term Loan A Maturity Date, the sum of (w) entire unpaid principal balance of Term Loan A, plus (x) all accrued and unpaid interest thereon, plus (y) a deferred funding fee in respect of Term Loan A in the amount of 2% of the original principal amount of Term Loan A (which fee is fully earned on the date of funding of Term Loan A and non-refundable), plus (z) the Applicable Term Loan Prepayment Fee (if any) with respect to such Term Loan, shall be due and payable. Interest on the Term Loan A shall be payable monthly as provided in Section 2.3 of this Agreement.

(ii) With respect to each Term Loan B, the outstanding principal balance of such Term Loan B shall be repaid by Borrower to Bank in thirty-six (36) equal monthly payments of principal, commencing on the first day of the fourth (4th) calendar month following the month in which such Term Loan B is made and continuing on the first day of each subsequent month until the earliest of the following dates (with respect to such Term Loan B, the “Term Loan B Maturity Date”): (A) the date such Term Loan B has been paid in full in cash; or (B) the first day of the thirty-ninth (39th) month after the date of funding of such Term Loan (such date in this clause (B), with respect to such Term Loan B, the “Scheduled Term Loan B Maturity Date”, and also a “Scheduled Term Loan Maturity Date”); (C) the date that all Obligations have become due and payable; or (D) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms. On the Term Loan B Maturity Date for such Term Loan, the sum of (w) entire unpaid principal balance of such Term Loan B, plus (x) all accrued and unpaid interest thereon, plus (y) a deferred funding fee in respect of such Term Loan B in the amount of 2% of the original principal amount of such Term Loan B (which fee is fully earned on the date of funding of such Term Loan B and non-refundable), plus (z) the Applicable Term Loan Prepayment Fee (if any) with respect to such Term Loan, shall be due and payable. Interest on the Term Loan B shall be payable monthly as provided in Section 2.3 of this Agreement.

(c) Prepayment. Borrower shall have the option to prepay all, but not less than all, of the outstanding Term Loans in cash, provided Borrower (a) provides written notice to Bank of its election to prepay the Term Loans at least five (5) days prior to such prepayment, and (b) pays, on the date of the prepayment: (i) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; (ii) all unpaid principal with respect to the Term Loan; (iii) all deferred funding fees in respect of the Term Loans (as set forth in clause (y) of Sections 2.1.6(b)(i) and 2.1.6(b)(ii) above); (iv) the Applicable Term Loan Prepayment Fee; and (v) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement. As used herein, the term “Applicable Term Loan Prepayment Fee” means, with respect to each Term Loan and as of the date of such prepayment (or termination pursuant to Section 4.2): (x) three percent (3.00%) of the outstanding principal amount of such Term Loan, if such prepayment (or termination pursuant to Section 4.2) occurs on or before the first anniversary of the date of funding of such Term Loan; (y) two percent (2.00%) of the outstanding principal amount of such Term Loan, if such prepayment (or termination pursuant to Section 4.2) occurs after the first anniversary, but on or before the second anniversary of, the date of funding of such Term Loan; and (z) one percent (1.00%) of the outstanding principal amount of such Term Loan, if such prepayment (or termination pursuant to Section 4.2) occurs after the second anniversary of the date of funding of such Term Loan but prior to the Scheduled Term Loan Maturity Date applicable to such Term Loan (as set forth in clause (B) of Section 2.1.6(b)(i) or Section 2.1.6(b)(ii) above, as the case may be).

2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrower shall immediately pay the amount of the excess in cash to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any

Overadvance, on demand, at the Default Rate, provided that the Default Rate shall not be charged on any Overadvance unless it has been outstanding for more than five days.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the sum of the Loan Margin plus the Prime Rate, which interest shall be payable monthly. As used herein, the term “Loan Margin” means, as of any date of determination: (A) 1.25 percentage points (or, from and after the date (if ever) that Borrower receives not less than $75,000,000 of net cash proceeds from the initial public offering and sale of Borrower’s equity securities in accordance with applicable securities laws, 0.00 percentage points), if and so long as a Streamline Period is in effect; and (B) 2.00 percentage point, if and so long as a Streamline Period is not in effect. Changes in the interest rate based on whether a Streamline Period is in effect shall be effective on the date the Bank receives the Borrower’s reporting required under this Agreement permitting Bank’s calculation of the applicable Availability Amount, provided that any increase in interest rate increase may be put into effect by Bank effective as of the date on which any such reporting was due, even if the delivery of such reporting is delayed.

(ii) Term Loan. With respect to each Term Loan: subject to Section 2.3(b), the principal amount outstanding under such Term Loan shall accrue interest at the fixed per annum rate equal to the greater of (A) 2.50 percentage points above the Designated Index Rate, or (B) 8.50% per annum, which interest shall be payable monthly. As used herein, the term “Designated Index Rate” shall mean, with respect to any Term Loan, the fixed per annum rate equal to the Prime Rate that is in effect on the date of funding of such Term Loan.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate which is otherwise applicable to the Obligations (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) [reserved]

(g) Payment; Interest Computation; Float Charge. Interest is payable monthly on the first calendar day of each month. In computing interest on the Obligations, all payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as no Streamline Period is in effect, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Advances, on all payments received by Bank on Advances under the Revolving Line. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under Section 2.3(f) of this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of $45,000, of which (i) the first $22,500 is payable on the Effective Date, and (ii) the remaining $22,500 is payable on the first anniversary of the Effective Date.

(b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance or renewal of any such Letter of Credit by Bank.

(c) [intentionally omitted]

(d) [intentionally omitted]

(e) Collateral Monitoring Fee. A monthly collateral monitoring fee of $1,000.00, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement) that is not within a Streamline Period; provided, however, that no such collateral monitoring fee shall be payable in respect of any complete month during which at all times no Advances are outstanding; and

(f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party, including this Agreement, and one or more Control Agreements relative to all Collateral Accounts maintained with any affiliate of Bank;

(b) Borrower, Gold Hill, and Bank shall have entered into the amendments to the 2005 Loan Agreement and the GH-SVB Intercreditor Agreement referenced in Recital II above and such amendments shall be in full force and effect;

(c) Borrower shall have delivered duly executed original signatures to one or more Control Agreements relative to all Collateral Accounts maintained with any institution (other than Bank or any affiliate of Bank), except to the extent expressly not required under Section 6.8(b);

(d) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date prior to the Effective Date acceptable to Bank in its good faith business judgment;

(e) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) Borrower shall have delivered the Perfection Certificate(s) executed by Borrower;

(h) [reserved]

(i) [reserved]

(j) Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(k) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2, 2.1.3, or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4	CREATION OF SECURITY

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, continuing security interests in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interests granted herein are and shall at all times continue to be first priority perfected security interests in the Collateral (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Bank by operation of law or by written subordination agreement duly executed and delivered by Bank in favor of the holders of such Permitted Liens). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof. Such notification to Bank shall constitute an additional grant, hereunder, of a continuing security interest in the commercial tort claim and all proceeds thereof to Bank, and Borrower shall execute and deliver all such documents and take all such actions as Bank in its good faith business judgment may request in connection therewith.

Notwithstanding anything to the contrary in this Agreement, the term “Collateral” shall not include (i) the Financed Equipment Collateral, unless and until the Existing Equipment Loans Obligations under the 2005 Loan Agreement are paid in full (and concurrently with such payment in full of the Existing Equipment Loans Obligations, the Financed Equipment Collateral shall automatically and thereafter constitute Collateral); (ii) any of the Borrower’s “Excluded IP” (as defined in Exhibit A hereto) (but “Collateral” does include “Included Proceeds of Excluded IP” (as defined in Exhibit A hereto); (iii) the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, and (iv) Equipment subject to a lien described in clause (c) of the definition of Permitted Liens in which the granting of a security interest in such Equipment is prohibited by or would constitute a default under any agreement or document governing such Equipment (but only to the extent such prohibition is enforceable under applicable law), provided that upon the termination or lapsing of any such prohibition, such Equipment shall automatically be part of the Collateral.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Release of Bank’s Security Interests. Upon payment in full in cash, and otherwise full performance, of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has irrevocably terminated, Bank’s liens and security interests in the Collateral shall automatically terminate and all rights therein shall revert to Borrower, and Bank shall, at Borrower’s sole cost and expense, deliver such documents and make such filings as Borrower shall reasonably request to evidence such termination.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Bank the completed Representations and Warranties Certificate, dated as of March 28, 2008 (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational type, or any organizational number assigned by its jurisdiction, in each case, except as expressly identified in the Perfection Certificate; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions of this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental

Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

5.2 Collateral.

(a) Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith.

(b) The Collateral is not in the possession of any third party bailee (such as a warehouse), except for (i) Inventory in the possession of third-party processors or subcontractors in the ordinary course of business, (ii) Inventory at customer locations in the ordinary course of business, and (iii) Inventory stored with other third parties in the ordinary course of business, in an aggregate amount not to exceed $500,000 at any time. Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate, or as set forth above. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee (other than as set forth above), then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

(c) With respect to any leased premises of Borrower, Borrower shall, promptly upon Bank’s request therefor, use commercially reasonable efforts to deliver to Bank a landlord agreement (in form and substance satisfactory to Bank) duly executed by the lessor of such leased premises. In the event that Bank requests such a landlord agreement and Borrower uses such efforts but does not succeed in delivering such a landlord agreement, Bank may (in its good faith business judgment) maintain a Reserve with respect to such leased premises.

(d) All Inventory is in all material respects of good and marketable quality, free from material defects.

(e) Borrower is the sole owner of its Intellectual Property, except for licenses otherwise allowed under Section 7.1 and for such Intellectual Property as is licensed by Borrower. Each patent owned by Borrower is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to Borrower’s knowledge, no claim has been made in writing that any part of the Intellectual Property violates, in any material respect, the rights of any third party.

(f) Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (i) that prohibits or otherwise restricts, in a manner enforceable under applicable law, Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (ii) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

(g) The second proviso set forth in Exhibit A states that, if and to the extent that a perfected security interest in the underlying Excluded IP is required under applicable law (including without limitation pursuant to applicable judicial authority) to have a perfected security interest in the Included Proceeds of Excluded IP, then in such circumstance the Collateral shall include the underlying Excluded IP only to the extent necessary under applicable law to permit perfection of Bank’s security interest in such Included Proceeds of Excluded IP.

5.3 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account, set forth in Section 13 below.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has and will have no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are shown as Eligible Accounts in any Transaction Report. To the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and will be genuine, and all such documents, instruments and agreements are and will be legally enforceable in accordance with their terms.

5.4 Litigation. Except as disclosed to the Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $200,000 or more in the aggregate.

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations, except that that interim financial statements may be subject to normal year-end audit adjustments (which are not expected to be material in the aggregate) and need not contain footnote disclosures required by GAAP. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that non-compliance could not reasonably be expected to result in a Material Adverse Change.

5.8 Subsidiaries; Investments. Borrower does not have any Subsidiaries, and does not own any stock, partnership interest or other equity securities in any other Person, except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required material tax returns and reports, and Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following written reports, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Bank shall from time to time specify in its good faith business judgment:

(i)	at the time of each Credit Extension, and in addition not less frequently than weekly, a Transaction Report; provided, however, that such Transaction Report shall be required on a monthly basis within fifteen (15) days after the end of each month (rather than on a weekly basis), so long as either (A) both (1) a Streamline Period is then in effect, and (2) no Event of Default has occurred and is continuing, or (B) both (1) a Streamline Period is then not in effect, and (2) no Advances are outstanding at all times within the past 30 days (and, in the case of this clause (B), as an additional condition precedent to Bank’s obligation to make the next Advance, Borrower shall deliver to Bank a current Transaction Report and written notice requesting such next Advance not less than 30 days (nor more than a number of days acceptable to Bank in its good faith business judgment) prior to the Funding Date of such new Advance);

(ii)	within fifteen (15) days after the end of each month:

(A)	monthly accounts receivable agings, aged by invoice date;

(B)	monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any;

(C)	monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger; and

(D)	monthly Deferred Revenue reports;

(iii)	as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv)	within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(v)	[intentionally omitted]

(vi)	within thirty (30) days prior to the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a monthly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and

(vii)	as soon as available, and in any event within 180 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.

(b) At all times that Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts, in excess of $100,000 individually or in the aggregate at any one time, on the Transaction Reports and Borrowing Base reports. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Maximum Revolver Amount or the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, which payments and proceeds: (i) if the Streamline Period is then not in effect, shall be applied to the Obligations pursuant to the terms of Section 9.4 hereof; or (ii) if the Streamline Period is then in effect, shall be deposited by Bank into Borrower’s Deposit Account with Bank. Bank may, in its good faith business judgment, require that all proceeds of Accounts be deposited by Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) in the event that the amount of such credit memorandum, individually or in the aggregate, exceeds $100,000, provide a copy of each such credit memorandum to Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, which, shall be dealt with as provided in Section 6.3(c); provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $100,000 or less (for all such transactions in any fiscal year). Except with respect to funds maintained by Borrower in accounts at Bank during a Streamline Period, Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file all required tax returns and reports and timely pay all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on at least three (3) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits (collectively, “field examinations”) shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower need not pay for more than two (2) such field examinations in any 12-consecutive-months-period (commencing on or after the Effective Date); it being understood that field examinations taking place at separate physical locations during substantially the same overall examination period shall constitute but a single field examination for purposes of the foregoing proviso. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $500,000 with respect to any loss, but not exceeding $1,000,000 in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such property purchased to replace or repaire Collateral (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy with respect to Collateral shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain all of its and its Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9 Financial Covenants.

(a) Minimum Tangible Net Worth. Borrower shall maintain at all times, to be tested as of the last day of each month (unless otherwise expressly noted below), on a consolidated basis with respect to Borrower and its Subsidiaries, a Tangible Net Worth of at least the sum of the following (the “Required TNW Amount”): (a) the TNW Base Amount (as defined below), plus (b) 35% of all consideration received after the Effective Date for issuances of the Borrower’s equity securities and the principal amount of Subordinated Debt of the Borrower, plus (c) 35% of the Borrower’s positive net income (determined in accordance with GAAP) in the fiscal quarter ending March 31, 2008 and each fiscal quarter thereafter.

As used herein, the term “TNW Base Amount” means, as of any date of determination: (i) $16,000,000 for the tested month of March 2008; (b) $12,000,000 for each of the tested months of April 2008, May 2008, and June 2008, and (c) $8,000,000 for any tested month thereafter.

Increases in the Required TNW Amount based on consideration received for equity securities and Subordinated Debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Required TNW Amount based on Net Income shall be effective on the last day of the fiscal quarter in which such Net Income is realized, and shall continue effective thereafter. In no event (except for step-downs in the TNW Base Amount as expressly set forth in the definition thereof) shall the Required TNW Amount be decreased from one fiscal period to another subsequent fiscal period.

(b) Minimum Quarterly Revenue. Borrower shall achieve, measured as of the end of each fiscal quarter specified below, revenues for such fiscal quarter of at least the following:

With respect to the fiscal quarter ending on:	Borrower’s revenues for such fiscal quarter shall not be less than the following minimum required amount (“Required Quarterly Revenues”):

March 31, 2008	$6,192,200

June 30, 2008	$7,944,392

September 30, 2008	$8,727,142

December 31, 2008	$11,250,914

On or before December 31, 2008, the Minimum Quarterly Revenues financial covenant shall be reset, by mutual written agreement of Bank and Borrower in their respective discretion, for the fiscal quarters ending March 31, 2009 and each fiscal quarter thereafter based on Borrower’s projected financial statements for such periods, such projected financial statements to have been approved by the Borrower’s Board of Directors and accepted jointly by Borrower and by Bank in their respective discretion, which projected financial statements Borrower hereby covenants and agrees to deliver to Bank no later than November 30, 2008.

6.10 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Bank in writing of material infringements of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, unless in each case, Borrower determines in its good faith business judgment that it is in its best interest to do otherwise. Borrower hereby represents and warrants that, as of the Effective Date, Borrower does not own any Registered Copyrights from the sale, lease, licensing, assignment, or other disposition of which arise Accounts with respect to which Advances are requested. Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights from the sale, lease, licensing, assignment, or other disposition of which arise Accounts with respect to which Advances are requested, unless Borrower: (x) provides Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) executes a security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the Included Proceeds of Excluded IP relating to such copyrights or mask works intended to be registered with the United States Copyright Office; and (z) records such security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the application(s) actually filed with the United States Copyright Office together with evidence of the recording of the security agreement necessary for Bank to maintain the perfection and priority of its security interest in the Included Proceeds of Excluded IP relating to such copyrights or mask works intended to be registered with the United States Copyright Office.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 [intentionally omitted]

6.13 [intentionally omitted]

6.14 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete Equipment; and (c) Transfers consisting of Permitted Liens and Permitted Investments; (d) Transfers consisting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) Transfers consisting of licenses, for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, if such licenses are approved in writing by the Board of Directors of Borrower in its good faith business judgment (and a true, correct, and complete copy of such written approval, certified by the Secretary of Borrower, has been provided to Bank together with identification in reasonable detail of the specific licenses so approved).

7.2 Changes in Business, Management, Ownership, or Business Locations.

(a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto;

(b) liquidate or dissolve; or

(c) cause, permit or suffer any Change in Control (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction); or

(d) without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain assets and property of Borrower with an aggregate value of less than $100,000), (2) change its jurisdiction of organization, (3) change its organizational type, (4) change its legal name, or (5) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (i) a Subsidiary of Borrower may merge or consolidate into another Subsidiary of Borrower, (ii) as permitted under Section 7.7, (iii) Borrower or a Subsidiary may acquire the assets of a Subsidiary that has dissolved, (iv) provided no Default or Event of Default has occurred and is continuing or would result from the transaction, Borrower or a Subsidiary may acquire a Person or the assets of a Person in an all stock transaction or in a transaction where the cash portion of the consideration does not exceed $500,000 so long as the acquisition will not require Borrower to invest cash of more than $500,000 (in addition to any cash component of the acquisition price) in such Person in any year, or (v) Borrower may acquire some or all of the Intellectual Property of another Person with the approval of Borrower’s Board of Directors, for an aggregate purchase price for all such acquisitions in any fiscal year not to exceed $500,000.

7.4 Indebtedness.

(a) Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary of Borrower to do so, other than Permitted Indebtedness.

(b) Without limiting the generality of Section 7.4(a), all present and future indebtedness of Borrower to its officers, directors, and equityholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Bank’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Bank a subordination agreement on Bank’s standard form.

7.5 Encumbrance. Create, incur, or allow any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interests of Bank therein (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Bank by operation of law or by written subordination agreement duly executed and delivered by Bank in favor of the holders of such Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8.(b) hereof.

7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in capital stock; (iii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default has occurred at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of 200,000 in any fiscal year; and (iv) payments in cash for any fractional shares upon conversion of convertible securities or exercise of warrants or similar securities.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereunder or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.6, 6.8, or 6.9, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. An event occurs or condition exists that Bank believes in its good faith business judgment is a Material Adverse Change, and after meeting with and discussing the circumstances with Borrower, Bank continues to believe in its good faith business judgment that a Material Adverse Change has occurred and so advises Borrower in writing (provided that no such meeting shall be required if Borrower is not available to meet with Bank or there are exigent circumstances such that it is unreasonable to wait for any such meeting);

8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; or (d) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under clauses (a) through (d) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $200,000; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower or any Guarantor;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of $200,000 or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. If an Event of Default has occurred and is continuing, Bank may, without notice or demand, do any one or more or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) demand payment of, and collect any Accounts and General Intangibles comprising Collateral, settle or adjust disputes and claims directly with Account Debtors for amounts, on terms, and in any order that Bank considers advisable, notify any Account Debtor or other Person owing Borrower money of Bank’s security interest in such funds, verify the amount of the same and collect the same;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property, including Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ACCLARENT, INC.
1525-B O’Brien Drive
Menlo Park, CA 94025
Attn: Corporate Controller
Fax: 650.687.5889
Email: obrouse@acclarent.com

If to Bank:	SILICON VALLEY BANK
3979 Freedom Circle, Suite 600
Santa Clara, CA 95054
Attn: CFD Relationship Manager
Fax: 408.654.5517
Email: mpatel@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in

Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Maturity Date; Early Termination of this Agreement.

(a) With respect to each Term Loan B, on the applicable Term Loan B Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full such Term Loan B and all other Obligations specifically relating thereto, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. On the Term Loan A Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full the Term Loan A and all other Obligations specifically relating thereto, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. On the Revolving Line Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations (excluding outstanding Term Loans and other Obligations specifically relating thereto), whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. On the latest to occur of any Term Loan B Maturity Date, the Term Loan A Maturity Date, and the Revolving Line Maturity Date, or on any earlier effective date of termination, Borrower shall pay and perform in full all other Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such other Obligations are otherwise then due and payable.

(b) This Agreement may be terminated prior to the latest to occur of any Term Loan B Maturity Date, the Term Loan A Maturity Date, and the Revolving Line Maturity Date: by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or by Bank in the exercise of its remedies (hereunder or under applicable law) after the occurrence and during the continuation of an Event of Default. Notwithstanding any termination of this Agreement, Bank’s liens and security interests in the Collateral shall continue until Borrower pays in full in cash, and otherwise performs in full, its Obligations (other than inchoate indemnity obligations). If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuation of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.00%) of the Maximum Revolver Amount, with respect to the Revolving Line, if such termination occurs prior to the Revolving Line Maturity Date (and, if such termination occurs on or after the Revolving Line Maturity Date, then zero); provided that no such termination fee with respect to the Revolving Line shall be charged if the Revolving Line hereunder is replaced with a new revolving facility from another division of Silicon Valley Bank; plus (ii) all Applicable Term Loan Prepayment Fees in respect of the Term Loans, if and to the extent such termination occurs prior to the applicable Scheduled Term Loan Maturity Date (and, if such termination occurs on or after the applicable Scheduled Term Loan Maturity Date with respect to a Term Loan, then zero with respect to such Term Loan).

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to all claims and causes of action with respect to which indemnity is given to Bank shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement and the other Loan Documents. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” means, as of any date of determination, the ratio of: (A) the amount of Borrower’s Quick Assets; divided by (B) the result of Borrower’s Current Liabilities less Borrower’s Deferred Revenue and less Borrower’s stock option derivatives.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is the result of (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base, minus (b) the sum of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances and (without duplication) any Reserves.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, amending, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” means, as of any date of determination, 80% (the “Advance Rate”) of the net amount of Borrower’s Eligible Accounts (as determined by Bank from Borrower’s most recent Transaction Report); provided, however, that Bank may decrease the Advance Rate in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) sets forth the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the names of the Persons authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signatures of such Persons, and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, Term Loan, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all Obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300481669, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” has the meaning ascribed to such term in the preamble of this Agreement.

“Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that are subject to Bank’s first-priority perfected security interests therein and meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall exclude:

(a) Accounts for which the Account Debtor has not been invoiced;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(d) Credit balances over ninety (90) days from invoice date;

(e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business; provided, however, that Bank reserves the right to exclude any or all customer deposits under this clause (h);

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(m) Accounts for which Bank in its good faith business judgment determines collection to be doubtful;

(n) Accounts that arise from the sale, lease, licensing, assignment, or other disposition of any Registered Copyright, unless Borrower is in full compliance with Section 6.10 with respect to such Account and such Registered Copyright; and

(o) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of any of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Margin” is defined in Section 2.3(a)(i).

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or any Guarantor; or (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maximum Revolver Amount” is $5,000,000.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest, and other amounts, accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

Notwithstanding the foregoing, in no event shall any of Borrower’s obligations under any warrants issued to Bank by Borrower or any other equity related agreements be deemed to be “Obligations” under this Agreement.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overall Ancillary Sublimit” has the meaning set forth in Section 2.1.5.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate (including without limitation the Existing Equipment Loans Obligations);

(c) unsecured Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness, in an aggregate principal amount not to exceed $500,000, secured by Permitted Liens described in clause (c) of the definition of “Permitted Liens”;

(g) inter-company Indebtedness that constitutes an Investment allowed under clause (f) of the definition of Permitted Investments;

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

(i) other unsecured Indebtedness in an aggregate principal amount not to exceed $250,000 outstanding at any time.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f)(i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and (ii) Investments by Borrower in Subsidiaries not to exceed $250,000 total at any time outstanding for all Subsidiaries;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary.

(j) joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; and

(k) other Investments not exceeding $250,000 in the aggregate in any fiscal year.

“Permitted Liens” are:

(a) Liens: (i) existing on the Effective Date and shown on the Perfection Certificate (including without limitation Liens in favor of the 2005 Loan Agreement Agent and the 2005 Loan Agreement Lenders on solely the Financed Equipment Collateral as security for solely the Existing Equipment Loans Obligations); or (ii) arising under this Agreement and the other Loan Documents;

(b) inchoate Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) with respect to any Equipment other than the Financed Equipment Collateral, purchase money Liens (including the interests of lessors under capitalized leases): (i) on such Equipment acquired or held by Borrower incurred for financing the acquisition of such Equipment securing no more than $500,000 in the aggregate amount outstanding; or (ii) existing on such Equipment when acquired; in each case, only if such Lien is confined to such Equipment and related improvements and the proceeds thereof;

(d) inchoate Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which have no priority over Bank’s security interest, are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) inchoate Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided, they have no priority over any of Bank’s Liens;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) licenses of intellectual property, otherwise permitted under Section 7.1, granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of customs and revenue authorities arising as a matter of law on goods to secure payment of custom duties in connection with the importation of such goods; and

(k) Liens on insurance proceeds securing the payment of financed premiums.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” means, as of any date of determination, the sum of Borrower’s unrestricted cash (and cash equivalents) maintained at Bank plus the aggregate net amount of Borrower’s Eligible Accounts.

“Registered Copyright” means, individually and collectively, any and all maskworks, computer software, or other copyrights of Borrower that are registered (or the subject of an application for registration) with the United States Copyright Office.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to the Maximum Revolver Amount outstanding at any time.

“Revolving Line Maturity Date” is the second anniversary of the Effective Date.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of the Obligations Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt; provided, however, that Tangible Net Worth shall not include the impact of FAS 123R or warrant expense.

“Term Loan” has the meaning ascribed to such term in Section 2.1.6 hereof.

“Term Loan A” has the meaning ascribed to such term in Section 2.1.6 hereof.

“Term Loan B” has the meaning ascribed to such term in Section 2.1.6 hereof.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

[Remainder of page immediately left blank; signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ACCLARENT, INC.

By	/s/ George Harter
Name:	George Harter
Title:	CFO

BANK:

SILICON VALLEY BANK

By	/s/ Mercy Forde
Name:	Mercy Forde
Title:	SVP

Signature Page

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired (collectively, the “Excluded IP”):

Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, service marks, and applications therefor, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing;

provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Excluded IP (collectively, “Included Proceeds of Excluded IP”); and provided further that, if and to the extent that a perfected security interest in the underlying Excluded IP is required under applicable law (including without limitation pursuant to applicable judicial authority) to have a perfected security interest in the Included Proceeds of Excluded IP, then in such circumstance the Collateral shall include the underlying Excluded IP only to the extent necessary under applicable law to permit perfection of Bank’s security interest in such Included Proceeds of Excluded IP.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Excluded IP, without Bank’s prior written consent.

[END OF EXHIBIT A]

Exhibit A

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM:

The undersigned authorized officer of                                          (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                          with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the cases of unaudited financials, for the absence of footnotes and subject to year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings, Deferred Revenue Reports	Monthly within 15 days	Yes No

Transaction Reports

At the time of each Credit Extension, and also:

Monthly within 15 days, if either (A) both (1) a Streamline Period is then in effect, and (2) no Event of Default has occurred and is continuing, or (B) both (1) a Streamline Period is then not in effect, and (2) no Advances are outstanding at all times within the past 30 days;

otherwise, weekly

Yes No

The following intellectual property was registered after the Effective Date (if no registrations, state “None”)

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Exhibit B

Financial Covenants	Required	Actual	Complies

Maintain on a Monthly Basis: Minimum Tangible Net Worth	The Required TNW Amount (as such term is defined in the Loan Agreement).	$	Yes No

If the month covered by this Compliance Certificate is the last month of a fiscal quarter, Achieve on a Quarterly Basis: Minimum Quarterly Revenues	The Required Quarterly Revenues Amount (as such term is defined in the Loan Agreement).	$	Yes No

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ACCLARENT, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER

Name:	Date:

Title:	Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Exhibit B

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

Tangible Net Worth [Section 6.9(a)]

Required: $            , which equals the sum of (a) the TNW Base Amount, plus (b) 35% of all consideration received after the Effective Date for issuances of the Borrower’s equity securities and the principal amount of Subordinated Debt of the Borrower, plus (c) 35% of the Borrower’s positive net income (determined in accordance with GAAP) in the fiscal quarter ending March 31, 2008 and each fiscal quarter thereafter.

Actual:

A.	Aggregate value of total assets of Borrower and its Subsidiaries	$

B.	Aggregate value of goodwill of Borrower and its Subsidiaries	$

C.	Aggregate value of intangible assets of Borrower and its Subsidiaries	$

D.	Aggregate value of investments of Borrower and its Subsidiaries consisting of minority investments in companies which investments are not publicly-traded	$

E.	Aggregate value of any reserves not already deducted from assets	$

F.	Aggregate value of liabilities of Borrower and its Subsidiaries (including all Indebtedness) and current portion of Subordinated Debt permitted by Bank to be paid by Borrower (but no other Subordinated Debt)	$

G.	Aggregate value of Indebtedness of Borrower subordinated to Borrower’s Indebtedness to Bank	$

H.	Tangible Net Worth (line A minus line B minus line C minus line D minus line E minus line F plus line G)	$

Is line H equal to or greater than $            ?

No, not in compliance	Yes, in compliance

[continued on next page]

Exhibit B

II.	Minimum Quarterly Revenues (Section 6.9(b))

Required: See chart below

With respect to the fiscal quarter ending on:	Borrower’s revenues for such fiscal quarter shall not be less than the following minimum required amount (“Required Quarterly Revenues”):

March 31, 2008	$6,192,200

June 30, 2008	$7,944,392

September 30, 2008	$8,727,142

December 31, 2008	$11,250,914

On or before December 31, 2008, the Minimum Quarterly Revenues financial covenant shall be reset, by mutual written agreement of Bank and Borrower in their respective discretion, for the fiscal quarters ending March 31, 2009 and each fiscal quarter thereafter based on Borrower’s projected financial statements for such periods, such projected financial statements to have been approved by the Borrower’s Board of Directors and accepted jointly by Borrower and by Bank in their respective discretion, which projected financial statements Borrower hereby covenants and agrees to deliver to Bank no later than November 30, 2008.

Actual:

The fiscal quarter ending on:	Actual Revenues

$

If the month covered by this Compliance Certificate is the last month of a fiscal quarter, then is the amount of Actual Revenues for the fiscal quarter ending in the month covered by this Compliance Certificate equal to or greater than the Required Quarterly Revenues amount for such fiscal quarter?

No, not in compliance	Yes, in compliance

Exhibit B

Exhibit C

Transaction Report

Input

Acclarent, Inc

GENERAL INPUT SHEET

To:

Report number All 002

Report date All 3/31/2008

Prior day’s Gross A/R Balance (Line 7) BBC $ 6,816,136.00

Prior day’s Loan Balance (Line 19) BBC $ -

Current day’s Loan advance request BBC $ -

Reserve BBC $ -

L/Cs, CM or FXOutstanding BBC $ -

Current day’s ineligible figure BBC $ - Enter as positive

SALES JOURNAL

Invoices : Sch. A $ - Enter as positive

Credit Memos: Sch. A $ - Enter as positive

Misc. Adj. - Sales related Sch. A $ - if addition enter as positive

Check figure - Net sales journal $ - if reduction, enter as negative

CASH RECEIPTS JOURNAL

Credit posted to A/R Sch. B $ - Enter as negative

Discounts & other non-cash reductions to A/F Sch. B $ - Enter as positive

Non-A/R collections applied to Loan Sch. B $ - Enter as negative

Total cash collected applied to Loan Sch. B $ - Enter as positive

Check figure - Should be -0- $ -

OTHER ADJUSTMENTS

Other Adjustments - All others (Include detail) $ - If addition enter as positive

If reduction, enter as negative

Acclarent Inc

Silicon Valley Bank 002

Commercial Finance Division

3003 Tasman Drive A

Santa Clara, CA 95054

Tel. (408) 654-1064 Fax (408) 654-9589

SCHEDULE A - ACCOUNTS RECEIVABLE ASSIGNED

Report No. 002 Date Assigned 3/31/2008

Cust. # Customer Name Invoice Date Shipping Date Invoice Number Invoice Amount Consolidated Invoice Amount

INVOICES - See attached detail $ - $ -

CREDIT MEMOS - See attached detail $ - $ -

MISC. CUSTOMERS - See attached detail $ - $ -

Net. Sales Assignment $ - $ -

Company Name Acclarent Inc Silicon Valley Bank

Authorized Signer /s/ Oliver Brouse

Received By:

Name/Title: Corp Controller Name/Title: Minal Patel Relationship Manager

Date 31-Mar-08 Date

Acclarent Inc

Silicon Valley Bank Report # 002

Commercial Finance Division B

3003 Tasman Drive MS HF160

Santa Clara, CA 95054

Tel. (408) 654-1064 Fax (408) 654-9589

SCHEDULE B - ACCOUNTS RECEIVABLE COLLECTION REPORT

Report No. 002 Date of Remittance 3/31/2008

Date Received Customer No. Customer Name Invoice Number Original Invoice Amt. Actual Funds Received (Loan) Discount/DM To A/R Norm. Amt. Credited To A/R Non-A/R Collections Coll. Source

See attached Cash Receipts Journal $ - $ - $ - $ -

Explanation of non-A/R collections

Totals: $ - $ - $ - $ - -

(Trans Rpt Ln 18) (Trans Rpt Ln 5-5a)

Company Name Acclarent Inc Silicon Valley Bank

Authorized Signer /s/ Oliver Brouse Received By:

Name/Title Name Oliver Brouse, Corp Controller Name/Title Minal Patel / Relationship Manager

Date 31-Mar-08 Date

Silicon Valley Bank Acclarent Inc

Commercial Finance Division Report No: 002

3003 Tasman Drive, Santa Clara, CA 95054 Date 31-Mar-08

TRANSACTION REPORT AND LOAN REQUEST

ACCOUNTS RECEIVABLE COLLATERAL

1 Beginning A/R Balance Per Previous Report (Line 7) $ 6,816,136.00

2 Add: Sales for Period (Schedule A) $ -

3 Add: Misc. Customers $ -

4 Less: Credit Memos (Schedule A) $ -

5 Less: Cash Receipts Applied To A/R (Direct-Schedule B) $ -

Less: Cash - Other (DDA, etc.)

5a Total Cash (Applied to Accounts Receivable) $ -

6 Adjustments: Dr. - Increase Cr. (Decrease) $ -

7 Ending Accounts Receivable Balance (Sum Lines 1-4a,5a,6) $ 6,816,136.00

8 Deduct: Ineligible Accounts Receivable Per Aging Dated: 3/31/2008 $ (1,372,643.00)

9 Total Eligible Accounts Receivable $5,443,493.00

COMPUTATION OF BORROWING AVAILABILITY

10a Line 9 X A/R Advance rate 80% $4,354,794.40

11 Less Reserves: (A) Letters of Credit , CM or F/X -

(B) Other -

11a Total of Reserves: -

12 NET BORROWING AVAILABILITY: Before Loans (Line 10 minus Line 11a) $ 10,000,000 $4,354,794.40

COMPUTATION OF LOAN

13 Beginning Loan Balance (Line 19 of Previous Report) $ -

14 Add: Monthly Interest Charge

14a Add: Returned Checks (NSF, Endorsement, etc.)

14b Add: Other: Principal Payments, Fees & Charges etc./Cash to Operating Acct. $0.00

15 Less: Cash Applied To Loan - Accounts Receivable (Direct) -

Less: Cash - Lockbox $0.00

Less: Cash - Incoming Wires $0.00

Less: Cash - Other (DDA, etc.)/Adjustments - See adjustment Tab $ -

16 Ending Loan Balance - Before Loan Request (Sum Lines 13-15 all items) $0.00

17 UNUSED BORROWING AVAILABILITY BEFORE LOAN REQUEST (Line 12 minus Line 16) $4,354,794.40

18 New Loan Request: The undersigned hereby requests a loan advance in the amount shown adjacent hereto.

Please deposit/wire loan proceeds to my Checking A/C No.

AT SILICON VALLEY BANK OFFICE: CFD Advance = $ -

19 NEW LOAN BALANCE - AFTER LOAN ADVANCE $0.00

20 REMAINING UNUSED BORROWING AVAILABILITY - After Loan Request $4,354,794.40

The above described Collateral is subject to a security interest in favor of SILICON VALLEY BANK pursuant to the terms and conditions of a Loan & Security

Agreement’s, as executed by and between SILICON VALLEY BANK and the undersigned.

$ has been deposited/wired to your account pursuant to the request set forth above.

Acclarent, Inc.

SILICON VALLEY BANK

Signature /s/ Oliver Brouse Signature

Name Oliver Brouse, Name Minal Patel

Title Corp Controller Title Relationship Manager

31-Mar-08 Date

Ineligible

Acclarent, Inc.

INELIGIBLE CALCULATION

As of Last Month end: 3/31/2008

1 Over 90 days 808,924.00

2 Credit balances over 90 days old 1,254.00

3 Cross aged balances @ 50% 111,785.00

4 Concentration limit of 25% 0.00

5 Foreign Accounts 365,148.00

6 Potential Offset Accounts (A/R & A/P) 22,529.00

7 Affiliated/related accounts 0.00

8 Cash & COD Accounts 0.00

9 Government Accounts 48,700.00

10 Evalutation Invoices 0.00

11 Other - Deferred Revenue/Progress Billing 14,303.00

Total to BBC $ 1,372,643.00